Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-160423, No. 333-152749, No. 333-120690 and No. 333-138448) of Blackbaud, Inc., of our report dated February 28, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina

March 1, 2011